Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



         We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Amendment No. 1 to Form S-3 of our report dated May 7, 2005, except for the last paragraph of Note 8(a) as to which the date is June 8, 2005, relating to the February 28, 2005 and February 29, 2004 financial statements and financial statement schedule, which appears in the Annual Report on Form 10-K/A of ATC Healthcare, Inc. for each of the years ended February 28, 2005 and February 29, 2004 as filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading "Experts" in the Prospectus constituting part of this Registration Statement.


                                                     Goldstein Golub Kessler LLP
New York, New York
September 26, 2005